Exhibit 99.1

Celcuity Reports Third Quarter 2018 Financial Results

Minneapolis, Minnesota—November 13, 2018—Celcuity Inc. (Nasdaq: CELC), a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, announced financial results for the third quarter ended September 30, 2018.

Unless otherwise stated, all comparisons are for the third quarter ended September 30, 2018, compared to the third quarter ended September 30, 2017.

Celcuity reported a net loss of $1.9 million, or $0.18 per share, for the third quarter of 2018, compared to a net loss of $1.8 million, or $0.26 per share, for the third quarter of 2017. Net loss for the first nine months of 2018 was $5.7 million, or $0.56 per share, compared to $4.5 million, or $0.69 per share, for the first nine months of 2017. Non-GAAP adjusted net loss was $1.6 million, or $0.15 per share, for the third quarter of 2018, compared to non-GAAP adjusted net loss of $1.4 million, or $0.20 per share, for the third quarter of 2017. Non-GAAP adjusted net loss for the first nine months of 2018 was $4.7 million, or $0.47 per share, compared to $3.5 million, or $0.54 per share, for the first nine months of 2017. Non-GAAP adjusted net loss excludes stock-based compensation expense and non-cash interest expense. Because these items have no impact on the cash position of the Company, management believes Non-GAAP adjusted net loss better enables Celcuity to focus on cash used in operations. For a reconciliation of financial measures in accordance with generally accepted accounting principles of the United States (GAAP) to non-GAAP financial measures in this release, please see the financial tables at the end of this news release.

Net cash used in operating activities for the third quarter of 2018 was $1.8 million. Net cash used in operating activities for the first nine months of 2018 was $4.6 million. At September 30, 2018, Celcuity had cash, cash equivalents and investments of $26.7 million, compared to cash, cash equivalents and investments of $31.4 million at December 31, 2017.

“We are excited to begin implementing the clinical trial agreement we signed in October with Puma Biotechnology and the West Cancer Center,” said Chairman and Chief Executive Officer, Brian Sullivan. “This clinical trial, which we will refer to as the Functional Analysis of live Cell signaling Transduction 2 trial, or the FACT 2 Trial, will evaluate the efficacy of Puma’s pan-HER inhibitor, NERLYNX® (neratinib), in early stage triple-negative breast cancer patients who have hyperactive HER2 signaling tumors, as identified by our CELx HSF Test. The trial is planning to enroll up to 27 patients. We expect enrollment to begin in early 2019. Based on its estimates of patient enrollment rates, Celcuity expects to obtain interim results in 10 to 12 months after the first patient is enrolled and final results within 18 to 24 months.

“We now have two clinical trials in process to evaluate the efficacy of anti-HER2 drugs in early-stage HER2-negative breast patients selected by our CELx HSF Test. Our clinical collaborators, the NSABP Foundation and the West Cancer Center, are amongst the most well-respected cancer research organizations in the country. We are hopeful that these clinical trial collaborations can eventually lead to better treatment options for breast cancer patients.

“We continue to advance the development of new CELx Signaling Function tests for breast cancer and two new tissue types,” said Chairman and Chief Executive Officer, Brian Sullivan. “We also continue to engage in discussions with several pharmaceutical companies to evaluate the efficacy of our collaboration partners’ therapy or therapies in breast cancer patients who have either hyperactive HER2 signaling tumors or hyperactive and co-activated HER family and c-Met signaling tumors.

“The FACT 1 clinical trial we are fielding in collaboration with Genentech and the NSABP Foundation and the clinical trial that Puma Biotechnology and the NSABP Foundation are fielding are continuing to progress.”

Operating Expenses

Total operating expenses were $2.0 million for the third quarter of 2018, compared to $1.5 million for the third quarter of 2017. Operating expenses for the first nine months of 2018 were $6.0 million, compared to $4.1 million for the first nine months of 2017.

Research and Development Expenses:

Research and development (R&D) expenses were $1.6 million for the third quarter of 2018, compared to $1.4 million for the third quarter of 2017. R&D expenses for the first nine months of 2018 were $4.7 million, compared to $3.6 million for the first nine months of 2017. The approximately $1.1 million increase during the first nine months of fiscal year 2018, compared to the first nine months of fiscal year 2017, resulted primarily from a $0.6 million increase in compensation related expenses to support development of our CELx platform. In addition, other research and development expenses increased $0.5 million due to clinical validation studies and laboratory supplies to support the CELx platform and operational and business development activities.

General and Administrative Expenses:

General and administrative (G&A) expenses were $0.4 million for the third quarter of 2018, compared to $0.2 million for the second quarter of 2017. G&A expenses for the first nine months of 2018 were $1.3 million, compared to $0.6 million for the first nine months of 2017. The approximately $0.7 million increase during the first nine months of 2018, compared to the first nine months of 2017, primarily resulted from a $0.3 million increase in compensation related expenses. Other G&A expenses increased $0.4 million due to professional fees associated with being a public company and director and officer insurance.

Conference Call

Management will host a teleconference call at 4:30 PM Eastern Time today to discuss the results. Anyone interested in participating should dial 1-877-876-9177 referencing confirmation code “Celcuity.” Participants are asked to dial in 5 to 10 minutes prior to the start of the call and inform the operator you would like to join the “Celcuity Conference Call.”

About Celcuity

Celcuity Inc. is a cellular analysis company that is discovering new cancer sub-types and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies.  Celcuity’s proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease. Celcuity is headquartered in Minneapolis, MN. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward looking statements in this release include, without limitation, expectations with respect to commercializing diagnostic tests, the use of cash, the discovery of additional cancer sub-types, the development of additional CELx signaling function tests, the uses and breadth of application of CELx signaling function tests, whether alone or in collaboration with other tests, collaboration with pharmaceutical companies and the outcomes of such collaboration, the outcome of our clinical trial with NSABP Foundation and Genentech, the outcome of our clinical trial with Puma Biotechnology and the West Cancer Center, the outcome of the clinical trial Puma Biotechnology and the NSABP Foundation are fielding and of which we are providing services, clinical trial patient enrollment and timing of results, anticipated benefits that our tests may provide to pharmaceutical companies and to the clinical outcomes of cancer patients and plans to expand research and development and operational processes. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 15, 2018. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123

Celcuity Inc
Condensed Balance Sheets

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,808,774	$2,639,789
Investments	18,949,924	21,556,857
Restricted cash	-	50,000
Deposits	22,009	27,726
Deferred transaction costs	27,379	-
Prepaid assets	352,321	209,708
Total current assets	23,160,407	24,484,080

Property and equipment, net	814,051	280,056

Long term investments	3,920,000	7,205,374

Total Assets	$27,894,458	$31,969,510

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$177,686	$71,913
Capital lease obligations	5,720	-
Accrued expenses	777,199	506,140
Total current liabilities	960,605	578,053

Capital lease obligations	21,315	-

Total Liabilities	981,920	578,053
Total Stockholders' Equity	26,912,538	31,391,457
Total Liabilities and Stockholders' Equity	$27,894,458	$31,969,510

Celcuity Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Operating expenses:

Research and development	$1,599,045	$1,364,728	$4,691,250	$3,577,357
General and administrative	376,796	164,665	1,290,082	551,555
Total operating expenses	1,975,841	1,529,393	5,981,332	4,128,912
Loss from operations	(1,975,841)	(1,529,393)	(5,981,332)	(4,128,912)

Other income (expense)
Interest expense	(65)	(264,905)	(65)	(451,664)
Interest income	104,799	30,322	325,883	53,034
Other income (expense), net	104,734	(234,583)	325,818	(398,630)
Net loss before income taxes	(1,871,107)	(1,763,976)	(5,655,514)	(4,527,542)
Income tax benefits	-	-	-	-
Net loss	$(1,871,107)	$(1,763,976)	$(5,655,514)	$(4,527,542)

Net loss per share, basic and diluted	$(0.18)	$(0.26)	$(0.56)	$(0.69)

Weighted average common shares outstanding, basic and diluted	10,128,606	6,846,827	10,111,843	6,577,191

Cautionary Statement Regarding Non-GAAP Financial Measures

This news release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense and non-cash interest expense from net loss and net loss per share. Management excludes these items because it does not impact the cash position of the Company, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows. Management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Celcuity Inc
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and
GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

GAAP net loss	$(1,871,107)	$(1,763,976)	$(5,655,514)	$(4,527,542)
Adjustments:
Stock-based compensation
Research and development	217,499	126,600	555,034	420,789	(1)
General and administrative	82,777	11,682	358,006	140,308	(2)
Non-cash interest expense	-	264,905	-	451,664	(3)
Non-GAAP adjusted net loss	$(1,570,831)	$(1,360,789)	$(4,742,474)	$(3,514,781)

GAAP net loss per share - basic and diluted	$(0.18)	$(0.26)	$(0.56)	$(0.69)
Adjustment to net loss (as detailed above)	0.03	0.06	0.09	0.15
Non-GAAP adjusted net loss per share	$(0.15)	$(0.20)	$(0.47)	$(0.54)

Weighted average common shares outstanding, basic and diluted	10,128,606	6,846,827	10,111,843	6,577,191

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.

(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.

(3)	To reflect a non-cash charge to other expense for non-cash amortization of debt discount and debt financing costs and accrued interest related to the issuance of our unsecured convertible promissory notes. All principal and accrued interest under the unsecured convertible promissory notes converted into common stock of Celcuity immediately following Celcuity’s initial public offering.